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                                   EXHIBIT  10

                               OPINION OF COUNSEL


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                      NORTHSTAR INVESTMENT MANAGEMENT CORP.
                               TWO PICKWICK PLAZA
                               GREENWICH, CT 06830



February 15, 1996


Northstar/NWNL Trust
Two Pickwick Plaza
Greenwich, CT 06830


Gentleman:

I am furnishing the following opinion in connection with the filing of a notice (the "Notice") under Rule 24f-2 for the Northstar/NWNL Trust (the "Trust"). This opinion is being furnished in my capacity as counsel for Northstar Investment Management Corporation and Northstar Administrators, investment adviser and administrator, respectively, for the Trust and each Series thereof.

I have reviewed the Declaration of Trust of the Trust, a Massachusetts business trust, and such other documents and such questions of law as I have deemed necessary or advisable.

On the basis of such review, it is my opinion that when the shares of beneficial interest of the Trust referred to in the Notice were sold during the period commencing January 1, 1995 and ending December 31, 1995, in reliance upon registration pursuant to Rule 24f-2 and in accordance with the currently effective prospectus of the Trust, such shares were legally issued, fully paid and nonassessable.

Very truly yours,

/s/ LISA HURLEY
Lisa Hurley
General Counsel